EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-123124), Form S-8 (No. 333-141495), Form S-3 (No. 333-142779), and Form S-3 (No. 333-142884) of Raser Technologies, Inc. of our report dated April 6, 2006 relating to the financial statements, which appear in this Annual Report on Form 10-K/A.

/s/    Tanner LC

Salt Lake City, Utah

March 31, 2008